UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

PROTHENA CORPORATION PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland

(State or other jurisdiction of incorporation)

001-35676	98-1111119
(Commission File Number)	(IRS Employer Identification Number)

Adelphi Plaza

Upper George’s Street, Dún Laoghaire

Co. Dublin, A96 T927, Ireland

011-353-1-236-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 2, 2017, Prothena Corporation plc (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co. as underwriter (the “Underwriter”), pursuant to which the Underwriter agreed to subscribe for an aggregate of 2,700,000 ordinary shares of the Company, $0.01 par value per ordinary share (the “Offering”). Under the terms of the Underwriting Agreement, the Underwriter agreed to subscribe for such ordinary shares from the Company at a price of $55.75 per ordinary share and the Company granted the Underwriter an option for 30 days to subscribe for up to an additional 405,000 ordinary shares.

The Offering was made under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-203258).

The Offering closed on March 8, 2017, subject to customary closing conditions. The Company received net proceeds from the Offering of approximately $150.2 million, after deducting the Underwriter’s discount and estimated offering expenses payable by the Company.

Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriter may be required to make because of such liabilities. The Company and all of the Company’s directors and executive officers have also agreed not to sell or transfer any ordinary shares held by them for 90 days after March 2, 2017 without first obtaining the written consent of the Underwriter, subject to certain exceptions.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibit.

A copy of the opinion of A&L Goodbody relating to the validity of the ordinary shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 2, 2017, by and between Prothena Corporation plc and Cantor Fitzgerald & Co.

5.1	Opinion of A&L Goodbody

23.1	Consent of A&L Goodbody (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2017	PROTHENA CORPORATION PLC

	By:	/s/ A.W. Homan
	Name:	A.W. Homan
	Title:	Chief Legal Officer